UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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KEYCORP

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127 PUBLIC SQUARE
CLEVELAND, OHIO 44114
March 24, 2005
DEAR SHAREHOLDER:
      You are cordially invited to attend the 2005 Annual Meeting of Shareholders of KeyCorp which will be held at The Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 5, 2005, at 8:30 a.m., local time.
      All holders of record of KeyCorp Common Shares as of March 8, 2005 are entitled to vote at the 2005 Annual Meeting.
      As described in the accompanying Notice and Proxy Statement, you will be asked to elect five directors for three-year terms expiring in 2008 and to ratify the appointment of Ernst & Young LLP as independent auditors for 2005.
      KeyCorp’s Annual Report for the year ended December 31, 2004 is enclosed.
      Your proxy card is enclosed. You can vote your shares by telephone, the internet, or by mailing your signed proxy card in the enclosed return envelope. Specific instructions for voting by telephone or the internet are attached to the proxy card.

Sincerely,

Henry L. Meyer III
Chairman of the Board

127 PUBLIC SQUARE
CLEVELAND, OHIO 44114
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 5, 2005
      The 2005 Annual Meeting of Shareholders of KeyCorp will be held at The Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio, on May 5, 2005, at 8:30 a.m., local time, for the following purposes:

1. To elect five directors to serve for three-year terms expiring in 2008;

2. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2005; and

3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
      Only holders of KeyCorp Common Shares of record as of the close of business on March 8, 2005 have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors

Paul N. Harris
Secretary
March 24, 2005

      YOUR VOTE IS IMPORTANT. YOU CAN VOTE YOUR SHARES BY TELEPHONE, THE INTERNET, OR BY MAILING YOUR SIGNED PROXY CARD IN THE RETURN ENVELOPE ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET ARE ATTACHED TO THE PROXY CARD.

127 PUBLIC SQUARE
CLEVELAND, OHIO 44114
PROXY STATEMENT
       This Proxy Statement is furnished commencing on or about March 24, 2005 in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 2005 Annual Meeting of Shareholders on May 5, 2005, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 8, 2005 are entitled to vote. On that date there were 407,150,700 KeyCorp Common Shares outstanding and entitled to vote at the meeting. Each such share is entitled to one vote on each matter to be considered at the meeting and a majority of the outstanding KeyCorp Common Shares shall constitute a quorum.
Issue One
ELECTION OF DIRECTORS
      In accordance with KeyCorp’s Amended and Restated Regulations, the Board of Directors of KeyCorp (also sometimes referred to herein as the “Board”) has been fixed at 15 members, divided into three classes of five members each. The terms of these classes will expire in 2006, 2007, and 2008, respectively. The nominees for directors for terms expiring in 2008 are listed below. All properly appointed proxies will be voted for these nominees unless contrary specifications are properly made, in which case the proxy will be voted or withheld in accordance with such specifications. All nominees are current members of the Board other than Mr. Dallas. Mr. Dallas was initially identified as a potential director by a third-party search firm. Thereafter, the Nominating and Corporate Governance Committee of the Board (along with certain other outside directors) interviewed Mr. Dallas, reviewed his qualifications, and recommended his nomination to the Board which has nominated him for a directorship. Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. In the election of directors, the properly nominated candidates receiving the greatest number of votes shall be elected.
      Pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to nominees for director and directors whose terms of office will continue after the 2005 Annual Meeting, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, and directorships in registered investment companies or companies having securities which are registered pursuant to, or which are subject to certain provisions of, the Exchange Act. The information provided is as of January 1, 2005 unless otherwise indicated. KeyCorp was formed as a result of the merger on March 1, 1994 of the former KeyCorp, a New York corporation (“Old Key”), into Society

Corporation, an Ohio corporation (“Society”), whereupon Society changed its name to KeyCorp. In the case of nominees or continuing directors who were directors of Old Key, the year in which such individual became a director of Old Key is also included in the following information. Except as otherwise indicated, each nominee or continuing director has had the same principal occupation or employment during the past five years.
NOMINEES FOR TERMS EXPIRING IN 2008

EDWARD P. CAMPBELL
Since 2004, Chairman and Chief Executive Officer, Nordson Corporation (capital equipment). Previously, President and Chief Executive Officer, Nordson Corporation. Age 55. KeyCorp director since 1999. Director, Nordson Corporation and OMNOVA Solutions, Inc.

H. JAMES DALLAS
Since 2002, Vice President and Chief Information Officer, Georgia-Pacific Corporation (forest products). Previously, President, Lumber Division, Georgia- Pacific Corporation (2001-2002); Vice-President, Building Products Distribution Sales and Logistics, Georgia-Pacific Corporation (2000-2001); Group Director, Building Products and Distribution Information Resources, Georgia-Pacific Corporation (1998-2000). Age 46.

CHARLES R. HOGAN
President and Chief Executive Officer, Citation Management Group (real estate developments and asset management for commercial and residential properties). Age 67. KeyCorp director since 1994 (Old Key director since 1993).

LAURALEE E. MARTIN
Since 2001, Chief Financial Officer and, since January 20, 2005, Chief Operating Officer, Jones Lang LaSalle, Inc. (real estate services). Previously, Chief Financial Officer, Heller Financial, Inc. (commercial finance company). Age 54. KeyCorp director since 2003. Director, Gables Residential Trust.

BILL R. SANFORD
Chairman, SYMARK LLC (technology commercialization and business development) and Executive Founder and Retired Chairman, President, and Chief Executive Officer, STERIS Corporation (infection and contamination prevention systems, products and services). Age 60. KeyCorp director since 1999. Director, Instron Corporation and Wilson Greatbatch Technologies, Inc.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2006

WILLIAM G. BARES
Since January 1, 2005, Retired Chairman and Chief Executive Officer, The Lubrizol Corporation (high performance fluid technologies company). Previously, Chairman, President, and Chief Executive Officer, The Lubrizol Corporation. Age 63. KeyCorp director since 1987. Director, Applied Industrial Technologies, Inc.

DR. CAROL A. CARTWRIGHT President, Kent State University (state university). Age 63. KeyCorp director since 1997. Director, The Davey Tree Expert Co., FirstEnergy Corp., and PolyOne Corporation.

HENRY S. HEMINGWAY
President, Hemingway Enterprises, Inc. (holding company); President, Town & Country Life Insurance Company, a subsidiary of Hemingway Enterprises, Inc. Age 51. KeyCorp director since 1994 (Old Key director since 1987).

STEVEN A. MINTER
Since 2003, Retired President and Executive Director, The Cleveland Foundation (philanthropic foundation) and Executive-In-Residence, Cleveland State University (state university). Previously, President and Executive Director, The Cleveland Foundation. Age 66. KeyCorp director since 1987. Director, Goodyear Tire and Rubber Company.

THOMAS C. STEVENS
Since 2001, Vice Chairman and Chief Administrative Officer, KeyCorp. Previously, Senior Executive Vice President, General Counsel, and Secretary, KeyCorp. Age 55. KeyCorp director since 2001.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2007

ALEXANDER M. CUTLER
Since 2000, Chairman and Chief Executive Officer, Eaton Corporation (global manufacturing company). Previously, President and Chief Operating Officer, Eaton Corporation. Age 53. KeyCorp director since 2000. Director, Eaton Corporation and Axcelis Technologies Inc.

DOUGLAS J. McGREGOR
Since 1998, Principal, C.A.M. Investments (financial investor) and, since 1998, Retired Chairman and Chief Executive Officer, M.A. Hanna Company (specialty chemicals). Previously, (2000-2002), President and Chief Operating Officer, Burlington Industries, Inc. (textile company that filed for reorganization in federal bankruptcy court in November 2001 and which reorganization was completed in 2003). Age 63. KeyCorp director since 1995. Director, Vulcan Materials Company.

EDUARDO R. MENASCÉ
Since 2000, President of Enterprise Solutions Group of Verizon Communications, Inc. (telecommunications). Previously, Chairman and Chief Executive Officer, CTI Movil (telecommunications). Age 59. KeyCorp director since 2002. Director, Hillenbrand Industries, Inc. and Pitney Bowes Inc.

HENRY L. MEYER III
Since 2001, Chairman, President, and Chief Executive Officer, KeyCorp. Previously, President and Chief Operating Officer, KeyCorp. Age 55. KeyCorp director since 1996. Director, Continental Airlines, Inc.

PETER G. TEN EYCK, II President, Indian Ladder Farms (commercial orchard). Age 66. KeyCorp director since 1994 (Old Key director since 1979).

      Mr. Hemingway is the President of Town & Country Life Insurance Company, which through December 2004 insured several former officers and directors of Key Bank of Idaho and Key Bank of Utah (which have merged into KeyBank National Association). Although no premiums were paid to Town & Country Life Insurance Company by KeyCorp in 2004 as the policies were kept in place by allowing death benefits to decrease, the policies did constitute a material portion of the outstanding policies at Town & Country Life Insurance Company. In December 2004, Town & Country Life Insurance Company sold the policies in question to another insurance company. Mr. Hogan is a partner in CRH Investments, which until March 2, 2005 was the landlord under a lease for a KeyBank National Association branch. In 2004, the rent paid under the lease was approximately $142,000. On March 2, 2005, CRH Investments sold the property in question and it will no longer receive any rent from KeyBank National Association. One or more of KeyCorp’s directors serve on boards or advisory boards of KeyCorp subsidiaries or affiliates and receive standard fees for such service. Some of KeyCorp’s executive officers and directors were customers of one or more of KeyCorp’s subsidiary banks or other subsidiaries during 2004 and had transactions with such banks or other subsidiaries in the ordinary course of business. In addition, some of the directors are officers of, or have a relationship with, corporations or are members of partnerships that were customers of such banks or other subsidiaries during 2004 and had transactions with such banks or other subsidiaries in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features. Similar transactions continue to be effected during 2005.
THE BOARD OF DIRECTORS AND ITS COMMITTEES
      Board of Directors. During the year ended December 31, 2004, there were six meetings of KeyCorp’s Board of Directors. Each continuing member of KeyCorp’s Board attended at least 75% of the aggregate of the meetings held by KeyCorp’s Board of Directors and the meetings held by the committees of the Board on which such member served during 2004.
      KeyCorp Board members are expected to attend KeyCorp’s Annual Meetings of Shareholders. Fourteen Board members attended the 2004 Annual Meeting while one member was unable to attend.
      KeyCorp’s Board of Directors currently exercises certain of its powers through its Audit, Compensation, Executive, Finance, and Nominating and Corporate Governance Committees. The Charters of all Committees are posted on KeyCorp’s website: www.key.com/ir.
      Audit Committee. Ms. Martin and Messrs. Campbell (Chair), Menascé, Minter, and Ten Eyck are the current members of the Audit Committee. The functions of this Committee generally include matters such as oversight review of the financial information provided to KeyCorp’s shareholders, appointment of KeyCorp’s independent auditors, review of fees and services of the independent auditors, oversight review of the material examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities, service as the audit committee of KeyCorp’s banking subsidiaries, oversight review of risk management policies and procedures including primary oversight of audit, financial reporting, compliance, legal, and information security and fraud risk matters, and supervision and direction of any special projects or investigations deemed necessary. KeyCorp’s Audit Committee met fourteen times in 2004. A copy of the Committee Charter is attached as Appendix A.
      Compensation Committee. Dr. Cartwright and Messrs. Cutler (Chair), McGregor, and Sullivan (who is retiring as a Director at the 2005 Annual Meeting) are the current members of KeyCorp’s Compensation Committee. The functions of this Committee generally include matters such as review and approval of KeyCorp’s salary administration programs, determination of the compensation and terms of employment of senior management, determination of participants and awards under executive incentive compensation plans and supplemental compensation plans, approval of (or amendments to) employee and officer retirement, compensation and benefit plans, review of organization structure and staffing, and review of management structure, development, and succession planning. KeyCorp’s Compensation Committee met nine times in 2004.
      Executive Committee. Dr. Cartwright and Messrs. Hogan, McGregor, Meyer (Chair), Stevens, Sullivan, and Ten Eyck are the current members of KeyCorp’s Executive Committee. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. The Executive Committee met two times in 2004.
      Finance Committee. Messrs. Bares, Hemingway, Hogan, Sanford (Chair), and Stevens are the current members of KeyCorp’s Finance Committee. The functions of the Finance Committee generally include matters such as the oversight review of KeyCorp’s capital structure and capital management strategies, the exercise of the authority of the Board of Directors in connection with the authorization, sale and issuance by KeyCorp of debt and equity securities, the making of recommendations to the Board of Directors with respect to KeyCorp’s dividend policy, the oversight review of KeyCorp’s asset/liability management policies and strategies, the oversight review of compliance with regulatory capital requirements of KeyCorp and its bank subsidiaries, the oversight review of KeyCorp’s capital expenditure process and KeyCorp’s portfolio of “Corporate-Owned Life Insurance,” and oversight review of risk management matters relating to credit risk, market risk, interest rate risk, and liquidity risk. The Finance Committee met six times in 2004.
      Nominating and Corporate Governance Committee. Messrs. Bares (Chair), Campbell, Cutler, Menascé, and Sanford are members of KeyCorp’s Nominating and Corporate Governance Committee. The functions of the Committee include matters such as oversight of board corporate governance matters generally and review and recommendation of director compensation plans. The Nominating and Corporate Governance Committee met eight times in 2004.
      The Nominating and Corporate Governance Committee identifies and reviews the qualifications of prospective directors and recommends to the Board candidates for election as directors. Nominations for the election of directors by KeyCorp’s Board of Directors may be made by the affirmative vote of a majority of the directors then in office. Shareholders and Board members may submit to the Chair of the Committee any potential nominee that the shareholder or director would like to suggest. The Committee presently uses an independent search firm to aid the Committee in identifying candidates.
      Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including, (a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and (f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at the meeting at which directors are to be elected and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons). Shareholder recommendations should be provided to the Secretary of KeyCorp who will forward the materials to the Chair of the Committee.
      The Committee uses the following criteria in director recruitment: (a) the nominee should be the most senior or second most senior officer of a large institution (profit or nonprofit), i.e. the number one or two officer; (b) the nominee should have a high level of expertise in areas of importance to KeyCorp (such as technology, global commerce, finance, management, etc.); (c) in the case of outside directors, the nominee should meet the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors; (d) the nominee should not be serving as a director of more than two other public companies; (e) the nominee must be capable of working with the rest of the Board and contributing to the overall Board process (i.e. a pre-condition to consideration of a potential nominee is that he or she has impeccable integrity and other requisite personal characteristics and is willing to make the required time commitment); and (f) additional factors in evaluating the above skills would be a preference for nominees that improve the diversity of the Board in terms of gender, race, religion and/or geography. The above criteria are not rigid rules that must be satisfied in each case, but are flexible guidelines to assist in evaluating and focusing the search for director candidates.
      Director Compensation. Directors (other than Messrs. Meyer and Stevens who receive no director fees) receive fees consisting of a $35,000 annual retainer, payable in quarterly installments, and $1,500 for attendance at each Board or committee meeting except that fees for each scheduled Board or committee telephonic meeting are $1,000 for each meeting. Outside directors who serve as committee chairpersons receive additional compensation of $2,500 per quarter.
      Under KeyCorp’s Directors’ Deferred Share Plan (the “Directors’ Plan”), each of the non-employee directors is automatically granted, on an annual basis, “phantom” KeyCorp Common Shares (“Deferred Shares”) having an aggregate value equal to 200% of the annual cash retainer payable to a director. Each grant is subject to a minimum three-year deferral period which is accelerated upon a director’s retirement or death. The Deferred Shares are paid in Common Shares, cash, or a combination of Common Shares and cash, as determined annually by the Nominating and Corporate Governance Committee. In 2004, each Director was granted 2,368 Deferred Shares, one-half of which are payable in Common Shares and the other one-half payable in cash. Messrs. Meyer and Stevens were not eligible to participate in the Directors’ Plan during 2004 because they were employees of KeyCorp.
      Under the KeyCorp Director Deferred Compensation Plan, directors are given the opportunity to defer for future distribution payment of director fees and further defer payment of Deferred Shares. Deferred payments of director fees are invested in either an interest bearing account (at an interest rate equal to 1/2% higher than the effective annual yield of the Moody’s Average Corporate Bond Yield Index) or a KeyCorp

Common Shares account (in which the directors’ deferred compensation is invested on a bookkeeping basis in “phantom” KeyCorp Common Shares which are accrued quarterly but cannot be voted or transferred during the deferral period). Deferred payments of Deferred Shares are invested solely in the Common Shares account. Distributions to the directors under the Director Deferred Compensation Plan in respect to the interest bearing account are in the form of cash and under the Common Shares account are in the form of KeyCorp Common Shares.
CORPORATE GOVERNANCE GUIDELINES
      The Board of Directors has established and follows a corporate governance program and has assigned the Nominating and Corporate Governance Committee responsibility for the program. Following are KeyCorp’s Corporate Governance Guidelines as adopted by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.
      I. DIRECTOR RESPONSIBILITY
      Members of the Board of Directors are expected to exercise their business judgment to act in what they believe to be in the best interests of KeyCorp. In discharging this responsibility, Board members are entitled to rely on the honesty and integrity of KeyCorp’s senior officers and outside advisors and consultants. Board members are expected to attend Board meetings and meetings of committees upon which they serve and to review materials distributed in advance of meetings.
      II. BOARD OF DIRECTORS SELF ASSESSMENT
      The Board conducts an annual self-assessment process of the Board under the auspices of the Nominating and Corporate Governance Committee through self-assessment questionnaires to all Board members. The results of the director self-assessment questionnaires are reviewed by the Board and changes in KeyCorp’s corporate governance process are based on the results of the Board’s review and analysis of the self-assessment questionnaires. Pursuant to the self-assessment process, the Board reviews, among other matters, agenda items, meeting presentations, advance distribution of agendas and materials for Board meetings, interim communications to directors, and access to and communications with senior management.
      III. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS
      The outside directors meet in executive session without inside directors or executive management present. The Chair of the Nominating and Corporate Governance Committee presides over these executive sessions.
      IV. BOARD COMPOSITION
      Not more than three directors will be “inside” directors (i.e., directors who are at the time also officers of KeyCorp). A retired Chief Executive Officer of KeyCorp shall no longer serve on the Board after he or she ceases to hold such office, except for a short (approximately 6 months or less) interim transition period in which such person may serve as Chairman of the Board after ceasing to be Chief Executive Officer.

      V. DIRECTOR INDEPENDENCE
      The Board has adopted standards for determining “independence” of directors and determined that at least two-thirds of KeyCorp’s directors and all members of the Board committees performing the audit, compensation, corporate governance, and nominating functions must meet these independence standards. The standards for determining independence are [discussed on page 13 of this Proxy Statement]. In addition, members of the Audit Committee are not permitted to receive any compensation from KeyCorp other than the compensation described in Section IX below.
      VI. DIRECTOR LEGAL OR CONSULTING FEES
      The Board has determined that in the event that a director or a firm affiliated with a director performs legal, consulting or other advisory services for KeyCorp, the amount of fees for such legal, consulting or advisory services payable to such director and such director’s affiliated firm in any calendar year shall not exceed $50,000 in the aggregate unless the Audit Committee otherwise approves.
      VII. DIRECTOR RETIREMENT
      The Board has adopted a retirement policy whereby an incumbent director is not eligible to stand for election as a director upon reaching age 70. Under the policy, a director is also requested to submit his or her resignation from the Board to the Nominating and Corporate Governance Committee in the event that the director retires from or otherwise leaves his or her principal occupation or employment. The Nominating and Corporate Governance Committee can choose to accept or reject the resignation.
      VIII. DIRECTOR RECRUITMENT
      The Board has adopted a formal policy delineating director recruitment guidelines to be followed by the Board in identifying and recruiting director nominees for Board membership. The policy guidelines are designed to help insure that KeyCorp is able to attract outstanding persons as director nominees to the Board.
      IX. DIRECTOR COMPENSATION
      The Board has determined that approximately 50% (in value) of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. In addition, each year the Board reviews the cash component of its compensation which is in the form of director fees.
      X. DIRECTOR STOCK OWNERSHIP GUIDELINES
      KeyCorp has adopted stock ownership guidelines for KeyCorp’s outside directors which specify that each outside director should, by the fourth anniversary of such director’s initial election, own at least 7,500 KeyCorp Common Shares, of which at least 1,000 shares should be directly owned by the director and be in the form of actual shares. For purposes of these guidelines, except for the 1,000 actual share requirement, Common Shares include actual shares, deferred or phantom stock units, and restricted shares. Current outside directors at the time of adoption of this guideline are expected to meet these stock ownership guidelines by December 31, 2006.

      XI. DIRECTOR ORIENTATION
      A new director orientation is conducted for all new directors. The orientation consists of meetings with the Chief Executive Officer, Vice Chairman, and other members of senior management including the senior officer who acts as the liaison for the committee(s) upon which the new director will serve.
      XII. DIRECTOR CONTINUING EDUCATION
      Each outside director (other than those directors who are in their final term) is expected to attend an Institutional Shareholder Services (ISS) approved director training or education session before KeyCorp’s 2006 Annual Meeting of Shareholders. In the case of directors first elected to the Board after the 2003 Annual Meeting of Shareholders, if they have not previously attended an ISS approved director training or education session at the time they become a director of KeyCorp, they are expected to attend such a session within a year after their election as a director. KeyCorp will reimburse the reasonable costs and expenses of the training or education session incurred by the director (not including spousal expenses), including registration fees, travel, hotel accommodations and related meals, provided, however, if a director attends an ISS approved session which will cover another company on whose board the director also serves, KeyCorp will, if the other company is willing, appropriately share the costs and expenses with the other company. Each director is asked to give a brief report on the session he or she attended. Management will circulate brochures to directors of sessions. Directors are asked to advise management when they are signing up for a session.
      XIII. REPRICING OPTIONS
      The Board has determined that KeyCorp will not reprice options.
      XIV. ONE YEAR HOLDING OF OPTION SHARES
      The Compensation Committee has adopted a policy that stock options granted to the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer and all other Section 16 executives of KeyCorp will contain a provision requiring that all net shares obtained upon exercise of the option (less the applicable exercise price and withholding taxes) must be held for at least one year following the exercise date or, if later, until the executive’s stock ownership meets KeyCorp’s stock ownership guidelines. The policy applies to all options granted to such officers from and after the policy’s adoption.
      XV. SENIOR EXECUTIVE STOCK OWNERSHIP GUIDELINES
      KeyCorp has adopted stock ownership guidelines for KeyCorp’s senior executives which specify that the Chief Executive Officer should own KeyCorp Common Shares with a value equal to at least six times salary, of which 10,000 should be in the form of actual shares, that all members of the KeyCorp Management Committee should own KeyCorp Common Shares with a value equal to at least four times their respective salary, of which 5,000 should be in the form of actual shares, and other senior executives who are on KeyCorp’s Executive Council and participate in KeyCorp’s long term incentive plan should own KeyCorp Common Shares with a value at least equal to two times their respective salary, of which 2,500 should be in the form of actual shares. Newly hired executives and executives whose stock ownership did not meet the most recent guidelines at the time of adoption have a reasonable period to achieve the specified level of ownership. For purposes of these guidelines, Common Shares include actual shares, restricted shares and phantom stock units.
      XVI. EXTENSIONS OF CREDIT COLLATERALIZED BY KEYCORP STOCK
      The Board has determined that neither KeyCorp nor its subsidiaries will extend to any director or executive officer covered by KeyCorp’s stock ownership guidelines credit collateralized by KeyCorp stock.
      XVII. FORMAL EVALUATION OF CHIEF EXECUTIVE OFFICER
      The Compensation Committee conducts an annual evaluation of the Chief Executive Officer which includes soliciting input from the full Board. The results of the annual evaluation are discussed with the Board as a whole in executive session.
      XVIII. ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS
      Board members have complete access to KeyCorp’s management. If the Board member feels that it would be appropriate, the member is asked to inform the Chief Executive Officer of his or her contact with the officer in question. Members of senior management normally attend portions of each Board meeting. The Board may, when appropriate, obtain advice and assistance from outside advisors and consultants.
      XIX. SUCCESSION PLANNING/ MANAGEMENT DEVELOPMENT
      The Compensation Committee annually reviews KeyCorp’s management succession plan and KeyCorp’s program for management development and, in turn, reports on these reviews, and their independent deliberation, with the Board as a whole.

XX.	AUDITOR PROHIBITED FROM DOING PERSONAL TAX WORK FOR SENIOR EXECUTIVE OFFICERS
      KeyCorp’s independent auditors shall not serve as the personal tax advisors or preparers for KeyCorp senior executives who are members of KeyCorp’s Executive Council and who participate in KeyCorp’s long term incentive plan. This guideline shall be effective for the 2003 tax year and thereafter.
      XXI. CORPORATE GOVERNANCE FEEDBACK
      The Board encourages management to meet periodically with significant investors to discuss KeyCorp’s corporate governance practices. Management reports the results of the meetings to the Nominating and Corporate Governance Committee in order that the Board can more readily consider the views of significant investors when the Board shapes its corporate governance practices.
      XXII. COMMITTEE STRUCTURE
      The Board exercises certain of its powers through its Audit, Compensation, Nominating and Corporate Governance, Executive, and Finance Committees. Each Committee has a Charter that defines the scope of its duties and responsibilities. Each Committee reviews its Charter annually and recommends its approval to the full Board which in turn approves the Charter. The Audit, Compensation, and Nominating and Corporate Governance Committees are comprised of only independent directors. Each Board member sits on at least one

Committee. The frequency, length and agendas of Committee meetings are determined by the Committee Chair in consultation with Committee members and appropriate members of senior management. The Committee Chair reports to the full Board on the matters undertaken at each Committee meeting. The Audit, Compensation, and Nominating and Corporate Governance Committees (which consist solely of independent directors) meet in executive session on a regular basis.
PRESIDING DIRECTOR
      Under Section III of the KeyCorp Corporate Governance Guidelines, the Board of Directors has selected the Chair of the Nominating and Corporate Governance Committee to preside over the executive sessions of the outside directors of the Board. KeyCorp has established procedures to permit confidential, anonymous (if desired) submissions to the presiding director of concerns regarding KeyCorp. Interested parties may make their comments and views about KeyCorp known to the outside directors by directly contacting the presiding director by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Presiding Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and marked “Confidential.”
DIRECTOR INDEPENDENCE
      As part of its Corporate Governance Guidelines, the Board has adopted categorical standards to determine Director independence that conform to the New York Stock Exchange independence standards. The specific KeyCorp standards are set forth on KeyCorp’s website: www.key.com/ir. Generally, under these standards, a director is not independent:

1) if he or she or an immediate family member has received during any twelve-month period within the last three years more than $100,000 from KeyCorp (other than current or deferred director fees) (directly compensated individual);

2) if, within the past three years, he or she has been employed by KeyCorp or an immediate family member has been an executive officer of KeyCorp (former employee);

3) if a) he or she or an immediate family member is a current partner of a firm that is KeyCorp’s internal or external auditor; b) he or she is a current employee of such a firm; c) he or she has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or d) he or she or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on KeyCorp’s audit within that time (former auditor);

4) if, within the past three years, he or she has been employed by a company upon whose Board an executive officer of KeyCorp concurrently serves or an immediate family member has been employed as an executive officer by a company upon whose compensation committee an executive officer of KeyCorp concurrently serves (interlocking director);

5) if he or she is affiliated with a firm that is an attorney, investment advisor, or consultant to KeyCorp (attorney, investment banker, or consultant);

6) if he or she is employed by, or an immediate family member is an executive officer of, a significant customer or supplier of KeyCorp. An entity is a significant customer of KeyCorp if during any of the last three years the customer made payments for property or services to KeyCorp in an amount that exceeded the greater of $1 million or 2% of the customer’s consolidated gross revenues. Likewise, an entity is a significant supplier of KeyCorp if during any of the last three years the amount paid to the supplier by KeyCorp exceeded the greater of $1 million or 2% of the supplier’s consolidated gross revenues (significant customer or supplier);

7) if he or she is an executive officer of a not-for-profit entity that has received significant contributions from KeyCorp during the last three years. An entity will be deemed to have received significant contributions from KeyCorp if KeyCorp’s annual contribution to the entity exceeds the greater of $1 million or 2% of the entity’s total annual revenues (significant charitable contribution recipient); or

8) if he or she is or is affiliated with an entity that has a loan from KeyCorp which a) was not made in the ordinary course of business by a KeyCorp subsidiary, b) was not made on the same terms as comparable transactions with other persons, c) involved when made more than the normal risk of collectibility, or d) is characterized as criticized or classified by the KeyCorp subsidiary (non-independent borrower).
      Messrs. Meyer and Stevens are not independent because they are employees of KeyCorp. Mr. Hemingway is not independent because he is the President of Town & Country Life Insurance Company which through December 2004 insured several former officers and directors of Key Bank of Idaho and Key Bank of Utah (which have since merged into KeyBank National Association). Although no premiums were paid to Town & Country Life Insurance Company by KeyCorp in 2004 as the policies were kept in place by allowing death benefits to decrease, the policies did constitute a material portion of the outstanding policies at Town & Country Life Insurance Company. In December 2004, Town & Country Life Insurance Company sold the policies in question to another insurance company. Mr. Hogan is not independent because he is a partner in CRH Investments, the landlord of a KeyBank National Association branch until March 2, 2005 (the rent totaled approximately $142,000 in 2004). On March 2, 2005, CRH Investments sold the property in question and it will no longer receive any rent for KeyBank National Association. The Board of Directors has determined that all other members of the Board of Directors (i.e, Messrs. Bares, Campbell, Cutler, Dallas, Menascé, McGregor, Minter, Sanford, Sullivan, and Ten Eyck, Dr. Cartwright, and Ms. Martin) are independent by reviewing the relationship of each of these individuals to KeyCorp in light of the KeyCorp categorical standards of independence and such other factors, if any, as the Board deemed relevant. Members of the Audit, Compensation, and Nominating and Corporate Governance Committees are all independent.
Issue Two
INDEPENDENT AUDITORS
      The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 2005. The Board of Directors recommends ratification of the appointment of Ernst & Young. The favorable vote of the holders of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting will be required for such ratification.

      A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.
      Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.
EXECUTIVE OFFICERS
      The executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp’s Board of Directors. All officers are subject to annual election at the annual organizational meeting of the directors. Mr. Meyer has an employment agreement with KeyCorp.
      There are no family relationships among directors, nominees, or executive officers. Other than Messrs. Bunn, Harris, Hyle, and Weeden, all have been employed in officer capacities with KeyCorp or one of its subsidiaries for at least the past five years.
      Set forth below are the names and ages of the executive officers of KeyCorp as of January 1, 2005, positions held by them during the past five years and the year from which held, and, in parentheses, the year they first became executive officers of either KeyCorp or Old Key.
THOMAS W. BUNN (51)
      2002 to present: Senior Executive Vice President, KeyCorp; 1990-2000: Managing Director, Bank of America Corporation. (2002)
PAUL N. HARRIS (46)
      2003 to present: Executive Vice President, General Counsel, and Secretary, KeyCorp; 2000-2003: Partner, Thompson Hine LLP. (2004)
ROBERT B. HEISLER, JR. (56)
      1996 to present: Executive Vice President, KeyCorp; 2004 to present: Chief Executive Officer, McDonald Financial Group; 2001 to present: Chairman, KeyBank National Association. (1996)
CHARLES S. HYLE (53)
      2004 to present: Executive Vice President, KeyCorp; 1998-2003: Managing Director and Global Head of Portfolio Management, Barclays Capital. (2004)

LEE G. IRVING (56)
      1995 to present: Executive Vice President and Chief Accounting Officer, KeyCorp. (1986)
JACK L. KOPNISKY (48)
      2001 to present: Senior Executive Vice President, Consumer Banking, KeyCorp; 2000-2001: Executive Vice President, KeyCorp. (1999)
HENRY L. MEYER III (55)
      2001 to present: Chairman, President, and Chief Executive Officer, KeyCorp; 1997-2001: President and Chief Operating Officer, KeyCorp. (1987)
THOMAS C. STEVENS (55)
      2001 to present: Vice Chairman and Chief Administrative Officer, KeyCorp; 1997-2001: Senior Executive Vice President, General Counsel and Secretary, KeyCorp. (1996)
JEFFREY B. WEEDEN (48)
      2002 to present: Senior Executive Vice President and Chief Financial Officer, KeyCorp; 2001-2002: President and Chief Executive Officer, MFN Financial Corporation; 1999-2002: President and Chief Operating Officer, MFN Financial Corporation (2002).

COMPENSATION OF EXECUTIVE OFFICERS
      Summary. The following table sets forth the compensation paid by KeyCorp and its subsidiaries for each of the previous three years to Henry L. Meyer III and each of the four highest paid executive officers of KeyCorp other than Mr. Meyer at December 31, 2004.
Summary Compensation Table

											All Other
		Annual Compensation				Long-Term Compensation					Compensation

						Awards
										Payouts
						Restricted		Securities		Long-Term
				Other Annual		Stock		Underlying		Incentive
Name and Principal Position	Year	Salary	Bonus	Compensation		Award(5)		Options/SARs (#)		Payouts

Henry L. Meyer III	2004	$950,000	$2,190,000	$—	(2)	$0	(6)	260,000	(7)	0	$238,980	(8)
Chairman, President, and	2003	950,000	611,000	—		1,034,000		400,000		0	103,358
Chief Executive Officer	2002	939,583	940,000	—		1,551,099		400,000		0	129,875
Thomas C. Stevens	2004	600,000	800,000	—	(2)	0	(6)	97,000	(7)	0	97,950	(9)
Vice Chairman and Chief	2003	600,000	260,000	—		519,994		125,000		0	54,480
Administrative Officer	2002	575,000	255,000	—		409,550		75,000		0	52,590
Thomas W. Bunn(1)	2004	500,000	2,000,000	—	(2)	0	(6)	105,000	(7)	0	195,450	(10)
Senior Executive	2003	500,000	1,250,000	—		499,946		125,000		0	130,200
Vice President	2002	401,602	1,850,000	94,662	(3)	500,014		125,000		0	120,921
Jeffrey B. Weeden(1)	2004	500,000	800,000	—	(2)	0	(6)	85,000	(7)	0	91,950	(11)
Senior Executive Vice	2003	500,000	260,000	76,712	(4)	274,938		100,000		0	48,480
President and Chief	2002	126,894	350,000	—		0		0		0	13,614
Financial Officer
Jack L. Kopnisky	2004	475,000	500,000	—	(2)	0	(6)	80,000	(7)	0	65,700	(12)
Senior Executive	2003	468,750	210,000	—		375,055		100,000		0	42,705
Vice President	2002	450,000	275,000	—		409,550		75,000		0	46,650

(1)	Messrs. Bunn and Weeden commenced employment with KeyCorp on March 13, 2002 and September 30, 2002, respectively.

(2)	Other annual compensation received in the respective fiscal years was in the form of perquisites, the amount of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive.

(3)	$60,352 (moving allowance) and $34,310 (tax gross-up on moving allowance).

(4)	$51,745 (moving allowance), $23,467 (tax gross-up on moving allowance), and $1,500 (tax preparation).

(5)	As of December 31, 2004, Mr. Meyer owned 71,648 restricted shares or restricted stock units with an aggregate value of $2,428,867 (the award to Mr. Meyer in 2003 consisted of restricted stock units payable in cash), Mr. Stevens owned 32,046 shares of restricted stock with an aggregate value of $1,086,359, Mr. Bunn owned 32,235 shares of restricted stock with an aggregate value of $1,092,766, Mr. Weeden owned 20,893 shares of restricted stock with an aggregate value of $708,273, and Mr. Kopnisky owned 24,423 shares of restricted stock with an aggregate value of $827,940. Dividends are being paid on the shares of restricted stock awarded to all of these officers and dividend equivalents are being paid to Mr. Meyer on the restricted stock units that he was awarded.

(6)	An award of performance based restricted stock and performance shares was made in 2004. The award is reported under “Long Term Incentive Compensation” on pages 19 and 20 of this Proxy Statement because the award is subject to performance-based vesting.

(7)	Beginning in 2004, KeyCorp’s long term incentive program design was changed to a mix of restricted stock, performance shares, and stock options, thereby reducing the number of stock options granted to employees.

(8)	$12,300 (KeyCorp contribution under the KeyCorp 401(k) Savings Plan); $142,380 (KeyCorp contribution under the KeyCorp Excess 401(k) Savings Plan); $84,300 (KeyCorp contribution under KeyCorp Automatic Deferral Plan). KeyCorp contributions constitute certain percentages of the amounts contributed to each Plan by an employee.

(9)	$12,300 (KeyCorp contribution under the KeyCorp 401(k) Savings Plan); $52,725 (KeyCorp contribution under the KeyCorp Excess 401(k) Savings Plan); $9,675 (KeyCorp contribution under KeyCorp Deferred Compensation Plan); $23,250 (KeyCorp contribution under KeyCorp Automatic Deferral Plan). KeyCorp contributions constitute certain percentages of the amounts contributed to each Plan by an employee.

(10)	$12,300 (KeyCorp contribution under the KeyCorp 401(k) Savings Plan); $107,400 (KeyCorp contribution under the KeyCorp Excess Savings Plan); $75,750 (KeyCorp contribution under KeyCorp Automatic Deferral Plan). KeyCorp contributions constitute certain percentages of the amounts contributed to each Plan by an employee.

(11)	$12,300 (KeyCorp contribution under the KeyCorp 401(k) Savings Plan); $56,400 (KeyCorp contribution under the KeyCorp Excess 401(k) Savings Plan); $23,250 (KeyCorp contribution under KeyCorp Automatic Deferral Plan). KeyCorp contributions constitute certain percentages of the amounts contributed to each Plan by an employee.

(12)	$12,300 (KeyCorp contribution under the KeyCorp 401(k) Savings Plan); $41,400 (KeyCorp contribution under the KeyCorp Excess 401(k) Savings Plan); $12,000 (KeyCorp contribution under KeyCorp Automatic Deferral Plan). KeyCorp contributions constitute certain percentages of the amounts contributed to each Plan by an employee.
     Option Grants. The following table provides information regarding grants of stock options made during the year ended December 31, 2004, to each of the executive officers named in the Summary Compensation Table.
Option/SAR Grants in Last Fiscal Year

	Individual Grants

	Number of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or Base		Grant Date
	Options	Employees in	Price	Expiration	Present
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Date	Value(2)

Henry L. Meyer III	260,000	4.0%	$29.27	7/23/2014	$1,443,000
Thomas C. Stevens	97,000	1.5%	$29.27	7/23/2014	538,350
Thomas W. Bunn	105,000	1.6%	$29.27	7/23/2014	582,750
Jeffrey B. Weeden	85,000	1.3%	$29.27	7/23/2014	471,750
Jack L. Kopnisky	80,000	1.2%	$29.27	7/23/2014	444,000

(1)	Incentive Stock Options in an amount equal to the maximum number of Incentive Stock Options that can be granted under applicable provisions of the Internal Revenue Code were granted, and remaining options granted were non-qualified stock options. All options were granted at an exercise price equal to the market price of KeyCorp Common Shares on the date of grant.

(2)	KeyCorp uses the Black-Scholes option pricing model to estimate the fair value of employee stock option grants. In applying this model, basic assumptions are made concerning variables such as expected option term, risk-free interest rate, and KeyCorp’s stock price volatility and future dividend yield.
The following assumptions were used in determining the value of the options set forth in the table: (a) an “expected term” of five years (expected term is the expected life of the option based on historical experience), (b) an “interest rate” of 3.815% (interest rate is the yield of the U.S. Treasury Strip that has a similar maturity schedule as the option granted), (c) “volatility” of .278 (volatility is the weighted average volatility of KeyCorp’s historic stock price), and (d) a “dividend yield” of 4.236% (dividend yield is calculated by dividing KeyCorp’s 2004 dividend of $1.24 by the option grant exercise price).
      Option Exercises and Values. The following table provides information regarding exercises of stock options during the year ended December 31, 2004, by the executive officers named in the Summary Compensation Table, and the value of such officers’ unexercised stock options as of December 31, 2004.
Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

	Shares		Number of Securities	Value of Unexercised
	Acquired		Underlying Unexercised	In-the-Money
	on Exercise	Value	Options/SARs at FY-End (#)	Options/SARs at FY-End ($)
Name	(#)	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Henry L. Meyer III	40,000	$743,300	1,290,000/660,000	$9,361,874/4,629,301
Thomas C. Stevens	40,000	578,950	391,667/205,333	2,489,440/1,364,682
Thomas W. Bunn	0	0	91,667/263,333	715,628/1,728,522
Jeffrey B. Weeden	0	0	116,668/193,332	1,038,678/1,322,497
Jack L. Kopnisky	64,000	795,925	226,334/221,666	1,601,818/1,916,330

(1)	Based on a December 31, 2004 mean between the high and the low prices for KeyCorp Common Shares of $33.875.
      Long Term Incentive Compensation. Under KeyCorp’s 2004-2006 long term incentive program, individual awards consist (in value) of one-half stock options and one-half shares of restricted stock or performance shares. The options granted in 2004 to Messrs. Meyer, Stevens, Bunn, Weeden, and Kopnisky are set forth under “Option/ SAR Grants in Last Fiscal Year” on page 18 of this Proxy Statement. The following table sets forth the awards of shares of restricted stock and performance shares to Messrs. Meyer, Stevens, Bunn, Weeden, and Kopnisky. The awards consist of one-half performance based restricted stock and one-half performance shares to be paid in cash. The performance based restricted stock and performance shares will vest three years from the date of grant to the extent that the performance goals set forth in the awards are met. The performance goals consist of three financial criteria or performance factors. Each factor has a defined cumulative three-year goal for threshold, target and maximum performance. The factors are earnings per share, economic profit added, and return on equity.
Long Term Incentive Plans — Awards in Last Fiscal Year

	Number of	Performance Or
	Shares, Units	Other Period	Estimated Future Payouts Under Plan
	or Other	Until Maturation
Name	Rights (#)	Or Payout	Threshold	Target	Maximum

Henry L. Meyer III	62,325	2004-2006	31,163	62,325	93,488
Thomas C. Stevens	23,372	2004-2006	11,686	23,372	35,058
Thomas W. Bunn	25,319	2004-2006	12,660	25,319	37,979
Jeffrey B. Weeden	20,256	2004-2006	10,128	20,256	30,384
Jack L. Kopnisky	19,476	2004-2006	9,738	19,476	29,214
      Pension Plans. Substantially all officers and employees of KeyCorp and its participating subsidiaries participate in the KeyCorp Cash Balance Pension Plan (the “Pension Plan”). The Pension Plan is a cash balance plan that provides a quarterly benefit accrual on behalf of each participant based on the participant’s years of vesting service and Pension Plan compensation.
      In addition to the Pension Plan, KeyCorp also maintains the KeyCorp Excess Cash Balance Pension Plan (“Excess Plan”). The Excess Plan credits Excess Plan participants with the Pension Plan benefit that would have accrued to the participant “but for” the compensation limits of Section 401(a)(17) and benefit accrual limits of Section 415 of the Internal Revenue Code. Messrs. Stevens, Bunn, Weeden, and Kopnisky participate in the Excess Plan.
      Certain officers (including Mr. Meyer) participate in the KeyCorp Supplemental Retirement Plan (“Supplemental Retirement Plan”). The Supplemental Retirement Plan provides Plan participants with a Plan benefit which equals up to 63% of the participant’s “final average compensation” when combined with the participant’s Pension Plan benefit and age 65 social security benefit.
      For purposes of the Supplemental Retirement Plan the term “final average compensation” includes the participant’s average of both the annual compensation for the highest five consecutive years during the participant’s last ten years of employment and the highest five incentive compensation awards granted to the participant during the ten year period preceding the participant’s retirement or termination date.
      The following table sets forth the estimated maximum annual benefits payable under the Pension Plan and related Excess Plan and Supplemental Retirement Plan to participants who (1) have such benefits under the Pension Plan and Excess Plan or Supplemental Retirement Plan, (2) attain Social Security retirement age as of December 31, 2004, and (3) elect to receive a single life annuity benefit payment. The benefits are not subject to any reduction for social security or other offset.
Retirement Plan

	Estimated Annual Retirement Benefits
	With Indicated Years of Participation
Average Covered
Remuneration	15	20	25	30	35

$400,000	$191,211	$211,211	$231,211	$241,211	$251,211
600,000	287,211	317,211	347,211	362,211	377,211
800,000	383,211	423,211	463,211	483,211	503,211
1,000,000	479,211	529,211	579,211	604,211	629,211
1,200,000	575,211	635,211	695,211	725,211	755,211
1,400,000	671,211	741,211	811,211	846,211	881,211
1,600,000	767,211	847,211	927,211	967,211	1,007,211
1,800,000	863,211	953,211	1,043,211	1,088,211	1,133,211
2,000,000	959,211	1,059,211	1,159,211	1,209,211	1,259,211
2,400,000	1,151,211	1,271,211	1,391,211	1,451,211	1,511,211
2,600,000	1,247,211	1,377,211	1,507,211	1,572,211	1,637,211
      Compensation for purposes of computing benefits under the Pension Plan and Excess Plan is total base pay and incentive compensation paid during a calendar year, including amounts deducted for the 401(k) and flexible benefits plans during such year, but does not include amounts attributable to stock options, restricted stock, or receipt of non-cash remuneration that is included in the participant’s income for Federal income tax purposes. Compensation for purposes of the Pension Plan and excess and supplemental plans is substantially the same as shown in the Summary Compensation Table after excluding stock options, restricted stock awards, “all other compensation,” and “other annual compensation.” Normal retirement age is 65. The Pension Plan requires 5 years of service for vesting. The Excess Plan requires either 5 years of service and the attainment of age 55 or 25 years of service for vesting purposes. The Supplemental Retirement Plan requires either 10 years of service and the attainment of age 55 or 25 years of service for vesting purposes. Mr. Meyer was credited under the supplemental plan with 31 years service, and Messrs. Stevens, Bunn, Weeden, and Kopnisky were credited under the excess plan with 8, 3, 3, and 17 years service, respectively.
EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS
      KeyCorp is a party to an employment agreement with Mr. Meyer and to change of control agreements with 26 of its senior officers.
      Employment Agreement with Mr. Meyer. KeyCorp and Mr. Meyer are parties to an employment agreement originally entered into on May 15, 1997, and amended most recently on February 15, 2005. Pursuant to the employment agreement, Mr. Meyer is to be employed by KeyCorp as its Chairman, President, and Chief Executive Officer for a constantly renewing three year term at a base salary of not less than

$950,000 per annum effective February 1, 2002 plus full participation in all incentive and other compensatory plans available generally to KeyCorp’s executive officers. If Mr. Meyer’s employment is terminated by KeyCorp without cause, he is to be paid an amount equal to three times the sum of his base salary and his average incentive compensation in a lump sum within 30 days after the termination, and he is to be provided the benefit of continuing participation in all KeyCorp retirement and savings plans and continuing medical, disability, and group term life insurance coverage, all through the third anniversary of the termination.
      Under the employment agreement, Mr. Meyer may consider himself constructively terminated if, at any time, his base salary is reduced other than in connection with an across-the-board salary reduction applicable to all executive officers of KeyCorp, he is excluded from full participation in any incentive or other compensatory plan applicable to executive officers of KeyCorp generally, he is demoted or removed from office, he is asked to resign when KeyCorp does not have cause for terminating his employment, or his principal place of employment is relocated outside of the Cleveland metropolitan area. In addition, Mr. Meyer may consider himself constructively terminated if, after a “change of control,” as defined in the employment agreement, his base salary is reduced (whether or not in connection with any reductions of other base salaries), he is excluded from full participation in any incentive or other compensatory plan in effect during the year before the change of control unless a substitute plan providing similar benefits is made available, he is excluded from full participation in any incentive or other compensatory plan that is applicable to executive officers of the surviving entity generally, the annual incentive compensation paid to him during the two year period immediately following the change of control is less than his average annual incentive compensation before the change of control, the equity compensation opportunities provided to him during that same two year period are reduced from the equity compensation opportunities provided to him before the change of control, he determines in good faith that his position, duties, and responsibilities are materially reduced from those in effect before the change of control, he determines in good faith that as a result of the change of control, he is unable to continue to carry out his responsibilities and duties as Chairman of the Board and Chief Executive Officer, or the headquarters of the surviving entity is outside of the Cleveland metropolitan region.
      Under the employment agreement, KeyCorp will have “cause” to terminate Mr. Meyer’s employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, or abandons and consistently fails to attempt to perform his duties or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment. KeyCorp will have “cause” to terminate Mr. Meyer’s employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, or competes with KeyCorp or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment.
      Under the employment agreement, Mr. Meyer is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.
      Change of Control Agreements. KeyCorp is a party to change of control agreements with 26 of its senior officers (including Messrs. Stevens, Bunn, Weeden, and Kopnisky) which in most cases provide that if, at any time within two years after the occurrence of a change of control, the officer’s employment is terminated by KeyCorp (except for cause) or the officer terminates employment because the officer’s base salary, incentive compensation or stock option opportunity is reduced or relocation is made a condition of the officer’s employment, KeyCorp will (a) pay to the officer a lump sum severance benefit equal to three years’ compensation (base salary and average incentive compensation), (b) pay the cost of continuing health benefits until the earlier of the expiration of the continuation period required by Federal law or the date the officer secures other employment, and (c) assure continued participation in all applicable KeyCorp retirement plans and savings plans for the period of 36 months from the termination date. Each change of control agreement also provides a three-month window period, commencing 15 months after the date of a change of control, during which the officer may resign voluntarily and receive a lump sum severance benefit equal to one and one half years’ compensation (base salary and average incentive compensation) if, at any time before the executive’s resignation, (a) the executive determines in good faith that the executive’s position, responsibilities, duties, or status with KeyCorp are materially less than or reduced from those in effect before the change of control or that the executive’s reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (b) the headquarters that was the executive’s principal place of employment before the change of control (whether KeyCorp’s headquarters or a regional headquarters) is relocated to a site outside of the greater metropolitan area in which that headquarters was located before the change of control. For purposes of the change in control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.
      Section 280G Excise Tax on Payments. In general, the employment and change of control agreements to which KeyCorp is a party provide for a tax gross-up if any payment exceeds the Section 280G limits so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply.
EQUITY COMPENSATION PLAN INFORMATION
      Equity Compensation Plans. KeyCorp currently maintains the KeyCorp 2004 Equity Compensation Plan (the “2004 Plan”), the KeyCorp Amended and Restated 1991 Equity Compensation Plan (Amended as of March 13, 2003) (the “1991 Plan”), the KeyCorp 1997 Stock Option Plan for Directors (as of March 14, 2001) (the “1997 Director Plan”), the KeyCorp Directors’ Stock Option Plan (November 17, 1994 Restatement) (the “1994 Director Plan”) and the KeyCorp Amended and Restated Discounted Stock Purchase Plan (the “DSPP”), pursuant to which it has made equity compensation available to eligible persons. Shareholders approved the 2004 Plan at the 2004 Annual Shareholders Meeting. The 2004 Plan replaced the 1991 Plan except with respect to awards granted prior to its termination. The 1994 Director Plan terminated on April 30, 1997 and the 1997 Director Plan terminated on May 22, 2003, except with respect to awards granted prior to the dates of termination. Consequently, no shares remain available for future issuance under the 1991 Plan, the 1994 Director Plan, and the 1997 Director Plan.
      KeyCorp also maintains the KeyCorp Deferred Equity Allocation Plan that provides for the allocation of Common Shares to employees and directors under existing and future KeyCorp deferred compensation arrangements. Additionally, KeyCorp maintains the KeyCorp Directors’ Deferred Share Plan (which replaced the 1997 Director Plan and which is described on page 8 of this Proxy Statement). Shareholders approved both Plans at the 2003 Annual Shareholders Meeting. Under both Plans, all or a portion of such deferrals and deferred payments may be deemed invested in accounts based on KeyCorp Common Shares, which are distributed in the form of KeyCorp Common Shares. Some of the arrangements with respect to the Deferred Equity Allocation Plan include an employer-matching feature that rewards employees with additional Common Shares at no additional cost. The table does not include information about these plans because no options, warrants or rights are available under these plans. As of December 31, 2004, 2,980,206 and 65,596 Common Shares have been allocated to accounts of participants under the Deferred Equity Allocation Plan and the Directors’ Deferred Share Plan, and 14,620,953 and 428,892 Common Shares, respectively, remain available for future issuance.
      The following table and accompanying summaries of the plans that have not been approved by shareholders provide information about KeyCorp’s equity compensation plans as of December 31, 2004.

	(a)	(b)	(c)

			Number of securities
			remaining available for
		Weighted-average	future issuance under
	Number of securities to	exercise price of	equity compensation
	be issued upon exercise	outstanding	plans (excluding
	of outstanding options,	options, warrants	securities reflected in
Plan Category	warrants and rights	and rights	column (a))

Equity compensation Plans approved by security holders	36,830,385	$27.00	66,538,657	(1)
Equity compensation plans not approved by security holders(2)	622,650	$24.87	0
Total	37,453,035	$26.96	66,538,657

(1)	The Compensation Committee of the Board of Directors of KeyCorp has determined that KeyCorp may not grant options to purchase KeyCorp Common Shares, shares of restricted stock, or other share grants under its long-term compensation plans in an amount that exceeds six percent of KeyCorp’s outstanding Common Shares in any rolling three-year period.

(2)	The table does not include outstanding options to purchase 141,689 Common Shares assumed in connection with various acquisitions. At December 31, 2004, these assumed options had a weighted average exercise price of $18.79 per share. No additional options may be granted under the plans that govern these options.

The 1994 Directors’ Stock Option Plan
      The KeyCorp 1994 Directors’ Stock Option Plan provides for grants to non-employee directors, on an annual basis, of options to purchase KeyCorp Common Shares. Options on 3,500 Common Shares were granted each year to each director. Options generally vest upon grant and expire ten years after grant. If a director ceases to serve as a director of KeyCorp, for any reason other than death or disability, the options held by such director will terminate three months after the director ceases to perform services as a KeyCorp director. If a director ceases to serve as a director due to a permanent and total disability, the options held by such director will terminate 12 months after the termination of such service to KeyCorp. If a director ceases to perform services to KeyCorp due to such director’s death, the option may be exercised within a period prescribed by the Compensation Committee of the Board of Directors after the director’s death, except that no option will be exercisable after its expiration date. The purchase price of the option shares is equal to the fair market value on the date of grant. As stated above, the 1994 Director Plan has been terminated, except with respect to awards granted prior to the date of termination, and no shares remain available for future issuance under such plan.

The 1997 Stock Option Plan for Directors
      The KeyCorp 1997 Stock Option Plan for Directors provides for the granting to non-employee directors, on an annual basis, of options to purchase KeyCorp Common Shares. The annual option grant to each director has a value (determined on a formula basis) on the grant date equal to 2.75 times the annual cash retainer payable to a director. Options generally vest upon grant and expire ten years after grant. If an optionee’s status as a director ceases for any reason other than death, any option granted to him or her under the 1997 Director Plan will terminate 36 months (24 months if the option was granted prior to March 14, 2001) after the termination of such optionee as a director, provided that no option will be exercisable after its expiration date. If an optionee dies while serving as a director or after cessation of service but within the period during which he or she could have exercised the option as set forth in the preceding sentence, then the option may be exercised within 36 months (24 months if the option was granted prior to March 14, 2001) after (i) the date of the optionee’s death in the case of an optionee who dies while still serving as a director and (ii) the date the optionee ceased being a director in the case of an optionee who ceased being a director prior to such optionee’s death, except that in no case will an option be exercisable after its expiration date. The purchase price of the option shares is equal to the fair market value on the date of grant. As stated above, the 1997 Director Plan terminated on May 22, 2003, except with respect to awards granted prior to the date of termination, and no shares remain available for future issuance under the Plan.
Other Non-Shareholder Approved Equity Arrangements
      In addition to the awards described in the table, in 2002 the Board of Directors awarded KeyCorp’s Chief Executive Officer a total of 63,040 restricted shares at a grant price of $24.605 pursuant to the KeyCorp Chief Executive Officer Restricted Stock Plan. The total award was made by granting two separate restricted stock awards — one award of 21,015 restricted shares and one award of 42,025 restricted shares. One-third of the 21,015 shares vested on December 31, 2003 and one-third of the 42,025 shares vested on December 31, 2004. The other two-thirds of both the 21,015 award and 42,025 award would have vested on December 31, 2008 but vested early on December 31, 2003 and December 31, 2004, respectively, as the result of the specified performance targets for the respective periods ending on those dates having been attained. The performance targets for both awards related to KeyCorp’s stock price appreciation over the respective periods in comparison to the median of certain of its peers. No future awards will be made under this plan.
COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
      KeyCorp’s Board of Directors has delegated to its Compensation Committee (the “Committee”) responsibility for executive compensation.

Background on Overall Program
      In designing KeyCorp’s executive compensation program, KeyCorp and the Committee concluded that the program should:

•	Operate as a motivator in driving executive decisions and activities to enhance shareholder value.

•	Pay total compensation that is commensurate with KeyCorp’s performance as compared with peer financial institutions.

•	Promote a strong pay for performance culture by ensuring that highly competitive compensation is conditioned upon the attainment of challenging objectives.

•	Permit KeyCorp to attract, retain, and motivate the best available executive talent by providing competitive pay opportunities.

•	Serve to retain high performing individuals by designing appropriate retention devices and providing deferred compensation opportunities.

•	Encourage substantial share ownership by executives.
      The executive compensation program — including the establishment of market reference points (the approximate average salary for executives in similar jobs in the marketplace) — was designed and implemented with the advice of an independent outside executive compensation consultant retained by the Compensation Committee. Jobs within KeyCorp are valued on the basis of market median total compensation levels at peer companies rather than on the basis of internal job relationships within KeyCorp.
      Under the compensation program adopted by KeyCorp and the Committee, the total value of KeyCorp’s compensation for executives will approximate the median total compensation at peer companies for the comparable position, although the individual compensation elements (base salary, annual and long term incentive compensation, and stock options) may vary from peer medians. For judging overall corporate performance, the Committee each year specifies a peer group. The 2004 peer group selected by the Committee was comprised of the companies in the Standard and Poor’s 500 Regional and Diversified Bank Indices.
      KeyCorp has also established stock ownership guidelines for its senior executives. Those guidelines specify that KeyCorp’s Chief Executive Officer should own shares with a value equal to at least six times the Chief Executive Officer’s annual salary, the Management Committee which includes Messrs. Stevens, Bunn, Weeden, and Kopnisky should own KeyCorp Common Shares with a value equal to at least four times their salary and members of KeyCorp’s Executive Council (the senior leadership group) should own a value at least two times their salary. In 2004 the ownership guidelines were expanded to include a specified number of beneficially owned shares as a portion of each executive’s ownership requirement. The CEO must beneficially own 10,000 actual shares. The Management Committee must own 5,000 actual shares and Executive Council members must own 2,500 actual shares.
      Newly hired or promoted executives have a reasonable period of time (3 to 5 years) to achieve the level of ownership set forth in the guidelines. For purposes of these guidelines, Common Shares include actual shares and restricted shares owned by the executive as well as phantom shares owned under KeyCorp’s Excess

401(k) Savings Plan and deferred compensation plans. The Committee annually reviews stock ownership of its senior executives to monitor compliance with the stock ownership guidelines. At December 31, 2004, the senior executives covered by KeyCorp’s stock ownership guidelines owned, in the aggregate 228.1% of the KeyCorp Common Shares specified by the new guidelines.
      The Committee adopted a policy in November 2002 that stock options granted to the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer and all other Section 16 insiders will contain a provision requiring that all net shares obtained upon exercise of the option (less the applicable exercise price and withholding taxes) must be held for at least one year following the exercise date or, if later, until the executive’s stock ownership meets the Corporation’s stock ownership guidelines. Also, KeyCorp began expensing stock options in 2003.
      The Committee on a regular basis reviews each of the major elements of the overall compensation program (i.e. salary, annual and long term incentive compensation, and stock options) to assess its competitiveness in the marketplace and determine its effectiveness in incenting desired performance behavior. In order to assist with these reviews, the Committee retains an independent outside executive compensation consultant. The Committee has the sole authority to retain and terminate senior executive compensation consultants and to approve the arrangements with and fees paid to such compensation consultants. The Committee evaluates the effectiveness of the compensation consultant on an annual basis.
2004 Compensation
      Adjustments to an individual executive’s salary are considered annually using competitive market comparisons and considering the executive’s contribution to KeyCorp’s success and accomplishment of individual and unit goals. The Committee has determined that KeyCorp will be better able to motivate executives to improve financial performance if a relatively large portion of senior executive compensation is “at risk”, i.e. subject to performance-based incentive compensation plans. Consistent with this approach, annual salary adjustments in 2004 for senior executives as a group averaged less than one percent.
      “At risk” incentive compensation is designed to provide KeyCorp’s senior executives with less total compensation than that of senior executives of peer companies in periods when KeyCorp’s performance is below the performance of such companies and to provide superior total compensation when performance is superior to the performance of such companies. KeyCorp maintains both short term incentive compensation plans focused primarily on annual operating performance and long term incentive compensation plans aimed at consistent achievement of financial and/or stock price appreciation over a multi-year performance cycle.
      In 2004 the shareholders approved the Annual Performance Plan in which the Chief Executive Officer and the nine officers of KeyCorp reporting directly to him participate (including Messrs. Stevens, Weeden, Bunn, and Kopnisky). The purpose of the Plan is to promote the profitable growth of KeyCorp by providing rewards for achieving specified performance goals, recognizing corporate, business unit and individual performance and achievement, and attracting, motivating and retaining superior executive talent. The Plan meets the requirements of Section 162(m) of the Internal Revenue Code, one of which is that the compensation is performance-based. The Committee established a performance goal for 2004 based on total revenue to determine the total bonus “pool” available under the plan and assigned a maximum percentage share of the bonus pool to each participant for 2004. The Committee established performance goals for each participant consistent with the performance factors in the annual incentive compensation plan (i.e. economic profit added, earnings per share and return on equity, in each case as compared to plan.) The Committee’s assessment of performance against these goals determined the individual bonus earned by each participant.
      The senior corporate officers of KeyCorp participate in the annual incentive compensation plan described in the next paragraph. There are also various short-term incentive compensation plans or arrangements for the different lines of business within KeyCorp. The performance metrics for these line of business plans are formulated based upon individual line of business operating plans and objectives. In the case of senior line of business officers, their annual incentive compensation is based upon a combination of the Corporation’s overall performance (as discussed in the next paragraph) and the performance of their respective lines of business.
      Under KeyCorp’s annual incentive compensation plan as in effect for 2004, the Committee, at the beginning of the year, selects one or more financial criteria or performance factors and, if more than one factor is selected, assigns a weight to each factor. The factors are reviewed annually to ensure they incent specific performance behavior designed to achieve the Corporation’s operating plan for the year. For 2004, the Committee selected three factors: economic profit added as compared to plan, earnings per share as compared to plan, and return on equity as compared to plan. For each factor, threshold, target and maximum performance goals are established. In establishing the target the Committee considers KeyCorp’s operating plan for the current year, the outlook for the industry and the peer group, and the median performance of the peer companies with respect to that factor during the preceding 3 and 5-year periods. At the conclusion of the year, KeyCorp’s actual performance on each of the factors is determined with the threshold being 50% of target payout, the target being 100%, and the maximum being 300% of target payout. If the threshold is not achieved for a factor, zero is assigned to that factor. The Committee may adjust for changes in accounting rules, gains from the sales of subsidiaries or assets outside the ordinary course of business, or restructuring or other non-recurring charges or similar adjustments. Based on all the factors, a target pool percentage is mathematically established between 0% and 300%. The Committee has the discretion to increase or decrease by 30% the mathematically determined percentage to take into account factors such as the quality of earnings, the overall performance of the economy and the industry, earnings per share growth and return on equity compared to peers and other qualitative items. Once the target pool percentage is established, it is multiplied against a target pool. The target pool is determined by adding up for each officer who is eligible to participate in the plan a specific percentage (ranging from 15% to 125%) of the market reference point of the officer’s job grade. Multiplying the target pool percentage against the target pool establishes the actual pool of incentive compensation available for distribution. Individual payouts are based on the individual officer’s performance and contribution to KeyCorp, taking into account the performance and contribution of the group or line of business in which the officer works. An officer’s incentive compensation award may vary from zero to multiples of target in any given year based on performance so long as it is within the actual pool of incentive compensation available for distribution for the year.
      Applying the three metrics established at the beginning of 2004 to KeyCorp’s operating performance, the Committee established the target pool percentage for 2004 at 150% in recognition of a year of strong performance. Some of the factors that the Committee considered were KeyCorp’s 2004 above plan operating performance, significantly improved credit quality and solid financial performance. In addition, the Committee noted that KeyCorp had made substantial progress in improving its overall shareholder return, had successfully recruited and was integrating a new management team, and had continued to successfully execute against its long-term strategic goals including improving KeyCorp’s business mix by exiting the broker-channel home equity business and investing in core and/or higher growth businesses such as the acquisition of American Express Business Finance and Evertrust Financial.
      The Committee established a long-term incentive compensation plan in 2002 for the most senior executives (approximately 30 executives). The long-term incentive plan utilizes restricted stock or phantom stock units instead of cash as was used under previous long-term plans. Under the plan there are two three-year compensation cycles in progress: one awarded in 2002 and one awarded in 2003. One-half (one-third in the case of the Chief Executive Officer) of the restricted or phantom stock will vest upon the expiration of the three-year compensation cycles, if the recipient continues to be employed until such date. The remainder of the award has a performance based accelerated vesting feature. With respect to the 2002 and 2003 awards, those performance accelerated shares will vest at the end of the three year compensation cycles only if the percentage increase in KeyCorp’s average daily stock price exceeds the percentage increase in the average daily stock price of the median of the banks which comprise Standard and Poor’s 500 Regional Bank and the Diversified Bank Indices. If the performance accelerated vesting provision is not satisfied, these shares will not vest unless there is continued employment for approximately seven years from the grant date. This plan was designed to align senior management’s interest with shareholders by utilizing restricted or phantom stock, to serve as a retention device by its multi-year cycles, and to motivate financial performance that will result in above median stock price performance. Each of Messrs. Meyer, Stevens, Bunn, Weeden and Kopnisky participate in the plan.
      The three-year cycle award granted in 2002 vested on December 31, 2004 because the performance provision was met.
      The Committee believes that senior executives will be motivated, and their financial interests will be aligned with those of common shareholders, if equity is awarded to senior executives. In 2004 the Committee approved a revised long-term incentive compensation program for senior executives that are critical to Key’s long-term future and who have the ability to impact the company’s long-term success replacing the plan put in place in 2002. The Long Term Compensation Program contains several long-term equity tools designed to align individual performance with Key’s performance as well as increase share ownership in the company. In general, the value of the equity granted to an executive is based on the executive’s position or job grade. The Committee, with the assistance of an independent outside executive compensation consultant, periodically reviews market data as to a competitive value of long-term compensation to be awarded for each position or job grade and the Committee, based on the market data, will from time to time adjust the target level of equity for that position/job grade. The individual awards are approved one-half as stock options and the remaining half as restricted stock, (either actual restricted stock or comparable phantom performance shares which are payable in cash). The Chief Executive Officer and his direct reports receive their restricted stock award in the form of 50% performance-based restricted stock and 50% performance shares to be paid in cash. All other senior executives receive their restricted stock as 50% time-lapsed restricted stock and 50% performance-based restricted stock. The performance-based restricted stock and performance shares will cliff-vest three years from the date of grant to the extent KeyCorp achieves defined performance goals. For the 2004 awards the Committee has selected three financial criteria or performance factors and assigned a weight to each one. Each factor has a defined cumulative three-year goal for threshold, target and maximum performance. These factors are earnings per share, economic profit added and return on equity. The shares begin to vest at the defined threshold for each measure. At target goal, 100% of the share will vest and at the defined maximum for each measure 150% of the target shares will vest. Performance between the defined measures will be interpolated on a linear basis.
      With respect to stock option awards, the options awarded are non-qualified options except that, for senior executives, the Committee grants incentive stock options up to the maximum limit prescribed by the Internal Revenue Code, with any balance of options awarded being non-qualified options. With respect to options granted in 2001 and thereafter, the Committee adopted a policy that if an employee engages in “harmful activity” prior to or within six months after termination of employment with KeyCorp, then any profits realized upon the exercise of any covered option on or after one year prior to termination of employment shall inure to the benefit of KeyCorp and all unexercised covered options shall be forfeited. Harmful activity is broadly defined to include wrongful use or disclosure of, or failure to return, confidential information of KeyCorp, soliciting or doing a competing business with a customer of KeyCorp, or soliciting or hiring any other employee of KeyCorp.
      In addition, in 2002 the Committee established a policy that restricted stock awards and special retention and/or performance options will be granted or awarded on the condition that the recipient execute an agreement restricting post-employment use of confidential information and a one year post-employment prohibition against soliciting customers and/or hiring KeyCorp employees.
      In 2004, 374 executives of KeyCorp were awarded 662,842 shares of KeyCorp Common Stock. Options granted in 2004 vest one-third each year, resulting in full vesting after three years, but for certain special and/or retention options, those options cliff vest in three years. In 2004, 4,101 executives of KeyCorp (including Messrs. Meyer, Stevens, Bunn, Weeden, and Kopnisky) were awarded options covering 6,478,326 KeyCorp Common Shares. In the aggregate, this represents 1.8% of shares outstanding, consistent with Key’s policy to not exceed 6% of its outstanding common shares in any rolling three-year period. It is the Committee’s policy not to reprice options.
      Internal Revenue Code Section 162(m) precludes a public corporation from taking an income tax deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers. Certain performance-based compensation is exempted from the limit upon deductibility. Any compensation derived from the exercise of stock options under employee stock option plans of KeyCorp is exempt from this limit as well as under Keycorp’s Annual Performance Plan (applicable to Mr. Meyer and his direct reports) and the long-term incentive program. If other circumstances arise in which 162(m) is an issue, the Compensation Committee has the authority to require deferral of payment of all or a portion of such award. The Committee, in exercising its discretion, will balance the importance of the effectiveness of the plan paying the earned incentive compensation against the materiality of any possible lost tax deductions.
      Mr. Meyer has an employment agreement with KeyCorp first entered into on May 15, 1997 (see pages 21 and 22 of this Proxy Statement).
      In 2004, the Committee reviewed market data and consulted with a compensation expert in determining Mr. Meyer’s base salary and determined to keep Mr. Meyer’s base salary at $950,000, which had been effective February 1, 2002, one year after he became Chief Executive Officer of KeyCorp. Under the long-term incentive plan, Mr. Meyer’s award was based on market data as to a competitive level of long-term incentive compensation for chief executive officers at peer companies. He was awarded 62,325 shares (one-half as performance-based restricted stock and one-half performance shares payable in cash) for the three-year cycle 2004-2006 (based on the share price on the date of the award of $32.09, the award has a value of $2,000,000). As is the case of other senior executives, Mr. Meyer participated in 2004 in KeyCorp’s Annual Performance Plan. The Committee determined that Mr. Meyer’s incentive compensation should be determined by the level of the target pool percentage established by the Committee under the annual incentive plan for 2004, which reflected the Committee’s judgment as KeyCorp’s overall performance. As discussed above, the target pool incentive was set at i.e. 150% of target, which equals $2,190,000. Overall, the Committee was very satisfied with Mr. Meyer’s performance in 2004, including his continued focus on improving financial performance and strengthening the management team, his efforts to strengthen credibility with the investment community through his personal active communication, his continued successful execution against KeyCorp’s long-term strategic goals including the business acquisitions and divestitures executed in 2004, and his drive for improved credit quality and shareholder returns.
Compensation Committee
Board of Directors
KeyCorp

Carol A. Cartwright
Alexander M. Cutler (Chair)
Douglas J. McGregor
Dennis W. Sullivan*

*	Mr. Sullivan is retiring as a director as of the Annual Meeting. He was, however, a member of the Compensation Committee when it submitted the Report on Executive Compensation.

KEYCORP STOCK PRICE PERFORMANCE
      The following graph compares the stock price performance of KeyCorp’s Common Shares (assuming reinvestment of dividends) with that of the Standard & Poor’s 500 Index and a group of nineteen other banks that serve as KeyCorp’s peer group. The peer group consists of the fourteen banks that comprise the Standard & Poor’s 500 Regional Bank Index and the five banks that comprise the Standard & Poor’s 500 Diversified Bank Index. The number of banks included in each of the Standard & Poor’s 500 Regional Bank Index and the Standard & Poor’s 500 Diversified Bank Index is less in 2004 than in 2003 as the result of mergers and consolidations. KeyCorp is included in the Standard & Poor’s 500 Index and the peer group.
Keycorp Stock Performance Graph* (1999-2004)

*	This stock price performance is not necessarily indicative of future price performance.

SHARE OWNERSHIP AND PHANTOM STOCK UNITS
      Five Percent Beneficial Ownership. To the best of KeyCorp’s knowledge, no person owns more than 5% of the outstanding KeyCorp Common Shares.
      Beneficial Ownership of Common Shares and Investment in Phantom Stock Units. The following table lists continuing directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth certain information with respect to (1) the amount and nature of beneficial ownership of KeyCorp Common Shares, (2) the number of phantom stock units, if any, and (3) total phantom stock units and beneficial ownership of KeyCorp Common Shares for such continuing directors, nominees for director, and executive officers. The information provided is as of January 1, 2005.

					Total Phantom
	Amount and Nature of	Percent of	Phantom		Stock Units and
	Beneficial Ownership	Common Shares	Stock		Beneficial Ownership
Name(1)	of Common Shares(5)	Outstanding(6)	Units(7)		of Common Shares

William G. Bares	71,689	—	37,955		109,644
Thomas W. Bunn(2)	138,032	—	39,933		177,965
Edward P. Campbell	39,300	—	12,559		51,859
Dr. Carol A. Cartwright	43,396	—	10,686		54,082
Alexander M. Cutler	32,000	—	10,258		42,258
H. James Dallas(3)	0	—	0		0
Henry S. Hemingway(4)	142,592	—	5,265		147,857
Charles R. Hogan	377,100	—	5,265		382,365
Jack L. Kopnisky(2)	323,067	—	38,219		361,286
Lauralee E. Martin	500	—	2,413		2,913
Douglas J. McGregor	60,500	—	16,672		77,172
Eduardo R. Menascé	200	—	5,265		5,465
Henry L. Meyer III(2)	1,705,020	—	219,201	(8)	1,924,221
Steven A. Minter	43,791	—	14,304		58,095
Bill R. Sanford	40,000	—	5,265		45,265
Thomas C. Stevens(2)	475,726	—	59,735		535,461
Peter G. Ten Eyck, II	74,791	—	5,265		80,056
Jeffrey B. Weeden(2)	160,790	—	14,239		175,029
All directors, nominees and executive officers as a group (22)	4,474,545	—	562,863		5,036,928

(1)	In September 2003, the Board of Directors revised its Corporate Governance Guidelines to state that each outside director should, by the fourth anniversary of such director’s initial election, own at least 7,500 KeyCorp Common Shares (including phantom stock units) of which at least 1,000 shares must be beneficially owned Common Shares. The guideline also states that current directors at the time of adoption of the guideline are expected to meet the guideline by December 31, 2006.

(2)	With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 2004.

(3)	Mr. Dallas is a new nominee to the Board of Directors.

(4)	Certain of these KeyCorp Common Shares are held in trusts over which Mr. Hemingway, as a co-trustee, has shared power to vote and dispose of such Common Shares.

(5)	Includes options vested as of March 2, 2005. The directors, nominees, and executive officers listed above hold vested options as follows: Mr. Bares 56,800; Mr. Bunn 91,667; Mr. Campbell 37,300; Dr. Cartwright 42,800; Mr. Cutler 30,000; Mr. Dallas 0; Mr. Hemingway 56,800; Mr. Hogan 63,800; Mr. Kopnisky 251,334; Ms. Martin 0; Mr. McGregor 56,800; Mr. Menascé 0; Mr. Meyer 1,423,334; Mr. Minter 5,500; Mr. Sanford 30,000; Mr. Stevens 416,667; Mr. Ten Eyck 63,800; Mr. Weeden 116,668; all directors, nominees, and executive officers as a group 3,261,104.

(6)	No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 2, 2005.

(7)	Investments in phantom stock units by directors are made pursuant to the KeyCorp Director Deferred Compensation Plan and the Directors’ Deferred Share Plan both of which plans are described on pages 8 and 9 of this Proxy Statement.
Investments in phantom stock units by KeyCorp executive officers are made pursuant to the KeyCorp Excess 401(k) Savings Plan (the “Excess 401(k) Plan”) and KeyCorp Deferred Compensation Plan (the “Deferred Plan”). Under both of those Plans, contributions to a participant’s phantom stock account are treated as if they were invested in KeyCorp Common Shares. At the time of distribution, an actual Common Share is issued for each phantom stock unit that is in the account.
No Common Shares are issued in connection with the Director Deferred Compensation Plan, the Directors’ Deferred Share Plan, the Excess 401(k) Plan, or the Deferred Plan until the time of distribution from the account (i.e., these are unfunded plans with “phantom stock” units); accordingly, directors and executive officers participating in these Plans do not have any voting rights or investment power with respect to or on account of the phantom stock units until the time of distribution from the account, whereupon actual Common Shares are issued. Under the Directors’ Deferred Share Plan, one-half of the distribution is in Common Shares and one-half of the distribution is in cash.
The table also includes Performance Shares payable in cash to executive officers upon the fulfillment of conditions set forth in their awards. The Performance Shares are part of the long term incentive compensation awarded to executive officers in 2004 which is shown on page 20 of this Proxy Statement.

(8)	Includes 40,485 restricted phantom stock units awarded to Mr. Meyer which will be paid in cash to Mr. Meyer upon the fulfillment of conditions set forth in Mr. Meyer’s award.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      KeyCorp’s directors and certain officers are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange Commission. The Commission has established certain due dates for these reports. KeyCorp knows of no person who failed to timely file any such report during 2004.

AUDIT MATTERS
AUDIT FEES
      Ernst & Young billed KeyCorp in the aggregate $5,040,000 for fees for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the year ended December 31, 2004, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2004, and 2004 audits of KeyCorp subsidiaries. Ernst & Young billed KeyCorp in the aggregate $3,339,000 for fees for professional services in connection with the audit of KeyCorp’s annual financial statements for the year ended December 31, 2003, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2003, and 2003 audits of KeyCorp subsidiaries.
AUDIT-RELATED FEES
      Ernst & Young billed KeyCorp in 2004 in the aggregate $847,000 for fees for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports and internal control reports. Ernst & Young billed KeyCorp in 2003 in the aggregate $861,000 for fees for assurance and related services that are reasonably related to the performance of the audit and review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports and internal control reports.
TAX FEES
      Ernst & Young billed KeyCorp in 2004 in the aggregate $1,638,000 for fees for tax compliance, tax consulting, and tax planning. These services consisted of income tax advisory services in connection with corporate structuring initiatives, as well as tax compliance services provided to certain KeyCorp domestic and foreign subsidiaries and employee benefit plans, and other miscellaneous services. Ernst & Young billed KeyCorp in 2003 in the aggregate $1,483,000 for fees for tax compliance, tax consulting, and tax planning. These services consisted of income tax advisory services in connection with corporate structuring initiatives, as well as tax compliance services provided to certain KeyCorp domestic and foreign subsidiaries and employee benefit plans, executive tax compliance services, and other miscellaneous services.
ALL OTHER FEES
      Ernst & Young billed KeyCorp in 2004 in the aggregate $103,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of cash management products and related data. Ernst & Young billed KeyCorp in 2003 in the aggregate $372,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of actuarial review services and compliance reviews.

PRE-APPROVAL POLICIES AND PROCEDURES
      The Committee’s pre-approval policies and procedures are attached hereto as Appendix B.
AUDIT COMMITTEE INDEPENDENCE
      The members of KeyCorp’s Audit Committee are independent (as independence is defined by the provisions of the New York Stock Exchange listing standards).
AUDIT COMMITTEE FINANCIAL EXPERTS
      The KeyCorp Board of Directors has determined that Audit Committee members Campbell, Martin, and Menascé are “financial experts” as defined by the applicable Securities Exchange Commission rules and regulations.
COMMUNICATIONS WITH THE AUDIT COMMITTEE
      Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters, may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and be marked “Confidential.”
AUDIT COMMITTEE REPORT
      The Audit Committee of the KeyCorp Board of Directors is composed of five outside directors and operates under a written charter adopted by the Board of Directors. The Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.
      Management is responsible for KeyCorp’s internal controls and financial reporting process. Ernst & Young, KeyCorp’s independent auditors, is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to provide oversight to these processes.
      In fulfilling its oversight responsibility, the Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Committee. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.
      The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2004 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the

Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with Ernst & Young its independence from KeyCorp. The Committee has considered whether Ernst & Young’s provision of non-audit services to KeyCorp is compatible with maintaining Ernst & Young’s independence.
      Based on the foregoing review and discussions and relying thereon, the Committee has recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report for the year ended December 31, 2004 on Form 10-K, to be filed with the Securities and Exchange Commission.
Audit Committee
Board of Directors
KeyCorp

Edward P. Campbell (Chair)
Lauralee E. Martin
Eduardo R. Menascé
Steven A. Minter
Peter G. Ten Eyck, II
CODE OF ETHICS INFORMATION
      KeyCorp’s Code of Ethics is posted on KeyCorp’s website: www.key.com/ir. A copy of the Code of Ethics will be delivered, free of charge, to any shareholder who contacts KeyCorp’s Investor Relations Department at 216/689-6300.
SHAREHOLDER PROPOSALS FOR THE YEAR 2006
      The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2006 Annual Meeting of Shareholders is November 25, 2005. This deadline applies to proposals submitted for inclusion in KeyCorp’s Proxy Statement for the 2006 Annual Meeting under the provisions of Rule 14a-8 of the Exchange Act.
      Proposals of shareholders submitted outside the process of Rule 14a-8 under the Exchange Act in connection with the 2006 Annual Meeting must be received by the Secretary of KeyCorp no fewer than 60 and no more than 90 days before an annual meeting. KeyCorp’s Amended and Restated Regulations require, among other things, that the shareholder set forth the text of the proposal to be presented and a brief written statement of the reasons why the shareholder favors the proposal. The proposal must also set forth the shareholder’s name, record address, the number and class of all shares of each class of KeyCorp stock beneficially owned by such shareholder and any material interest of such shareholder in the proposal.

      The KeyCorp proxy relating to the 2006 Annual Meeting of KeyCorp will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 that are not presented in accordance with the KeyCorp Amended and Restated Regulations.
HOUSEHOLDING INFORMATION
      Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless KeyCorp received contrary instructions from one or more of the shareholders.
      If a shareholder at a shared address to which a single copy of the Annual Report and Proxy Statement was delivered wishes to receive a separate copy of the Annual Report or Proxy Statement, he or she should contact KeyCorp’s transfer agent, Computershare Investor Services LLC (“Computershare”), by telephoning 800-539-7216 or by writing to Computershare at 2 North LaSalle Street, Chicago, Illinois 60602. The shareholder will be delivered, without charge, a separate copy of the Annual Report or Proxy Statement promptly upon request.
      If shareholders at a shared address currently receiving multiple copies of the Annual Report and Proxy Statement wish to receive only a single copy of these documents, they should contact Computershare in the manner provided above.
GENERAL
      The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, internet, or telephone will vote your shares in accordance with their best judgment on such matters.
      If a shareholder desires to bring a proposal before the Annual Meeting of Shareholders that has not been included in KeyCorp’s proxy statement, the shareholder must notify KeyCorp not less than 60 nor more than 90 days prior to the meeting of any business the shareholder proposes to bring before the meeting for a shareholder vote.
      Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp’s Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice (not less than 60 nor more 90 days prior to the meeting) of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp’s Regulations upon request to the Secretary of KeyCorp.
      KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. Officers and regular employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost of $20,000 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, or other means.
      You are urged to vote your shares promptly by telephone, the internet, or by mailing your signed proxy card in the enclosed envelope in order to make certain your shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards, internet instructions, or telephone instructions will be voted in accordance with any specification made. If no specification is made on a properly executed proxy card or by the internet, the proxies will vote for the election as directors of the nominees named herein (Issue One of this Proxy Statement) and in favor of ratifying the appointment of Ernst & Young as independent auditors for the fiscal year ending December 31, 2005 (Issue Two of this Proxy Statement). Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal as each abstention and broker non-vote would be one less vote in favor of a proposal. Until the vote on a particular matter is actually taken at the meeting, you may revoke a vote previously submitted (whether by proxy card, internet or telephone) by submitting a subsequently dated vote (whether by proxy card, internet or telephone) or by giving notice to KeyCorp or in open meeting; provided such subsequent vote must in all cases be received prior to the vote on the particular matter being taken at the meeting. Your mere presence at the meeting will not operate to revoke your proxy card or any prior vote by the internet or telephone.

APPENDIX A
KEYCORP AUDIT COMMITTEE CHARTER AS OF JANUARY 20, 2005
      Committee Mission: The Committee acts on behalf of the KeyCorp Board of Directors to assist Board oversight of the integrity of the Corporation’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Corporation’s internal audit function and independent auditors. The Committee also prepares its report required to be included in the Corporation’s annual proxy statement in accordance with the Securities Exchange Act of 1934, as amended.
      Members of the Committee are appointed by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee and shall serve at the pleasure of the Board. The Board of Directors shall appoint the Committee Chair. Members of the Committee shall individually meet the independence requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 and shall collectively meet the experience requirements of the New York Stock Exchange.
      The Committee, without the necessity of seeking Board approval, shall have the authority to retain independent counsel and accounting and other advisors as it determines necessary to carry out its duties. The Corporation shall provide funding for (i) compensating the independent auditors for preparing an annual report or performing other audit, review or attest services, (ii) compensating independent counsel or other advisors engaged by the Committee as it determines necessary to carry out its duties, and (iii) any ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
      The Committee shall make regular reports of its meetings to the Board of Directors.
      Functions, Duties, and Authorities. The Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors;

2.	With respect to the independent auditors,

(i)	have sole authority to select, retain, evaluate, replace, compensate, and oversee the work of the independent auditors (including resolution of disagreements between management and the independent auditors);

(ii)	approve all non-audit services for the Corporation (the Chair of the Committee shall have the authority to grant any required approvals, subject to the Chair reporting any such approvals to the Committee at its next scheduled meeting);

(iii)	approve all audit services for the Corporation (the Chair of the Committee shall have the authority to grant any required approvals, subject to the Chair reporting any such approvals to the Committee at its next scheduled meeting);

(iv)	instruct the independent auditors that the independent auditors are directly accountable to the Committee;

(v)	obtain a report from the independent auditors at least annually regarding (a) the auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, (c) any steps taken to deal with such issues, and (d) all relationships between the auditors and the Corporation so that the Committee may assess the auditor’s independence;

(vi)	ensure that the independent auditors prepare and deliver annually a Statement of Independence (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement) and discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Corporation’s independent auditors; and

(vii)	as appropriate as determined by the Committee, obtain advice and assistance from independent counsel and accounting and other advisors.

3.	With respect to the preparation of financial reports and the conduct of the related audits of the Corporation,

(i)	advise management and the independent auditors that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices (and, in that regard, the Committee directs, and shall be entitled to rely upon, management and the independent auditors to identify financial reporting issues and practices, if any, of significance requiring Committee oversight);

(ii)	discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 as from time to time in effect (including any Standard hereafter issued in replacement thereof) relating to the conduct of the audit of the Corporation;

(iii)	meet with management and the independent auditors to (a) discuss the scope of the annual audit, (b) review and discuss the annual audited financial statements including reviewing specific disclosures made in management’s discussion and analysis, (c) discuss any significant matters arising from the audit or report as disclosed to the Committee by management or the independent auditors, (d) review the form of opinion the independent auditors propose to render with respect to the audited annual financial statements, (e) discuss significant changes to the Corporation’s auditing and accounting principles, policies, or procedures proposed by management or the independent auditors, and (f) inquire of the independent auditors of significant risks or exposures, if any, that have come to the attention of the independent auditors and any difficulties encountered in conducting the audit, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;

(iv)	meet with management and the independent auditors to discuss any report required of the independent auditors by Section 204 of the Sarbanes-Oxley Act and rules promulgated thereunder by the Securities and Exchange Commission including any report pertaining to critical accounting policies and practices to be used by the Corporation; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences;

(v)	meet with management and the independent auditors to discuss and review the Corporation’s quarterly financial statements including reviewing specific disclosures made in management’s discussion and analysis;

(vi)	obtain from the independent auditors assurances that in the course of conducting an audit that no “illegal act” (as defined in Section 10A of the Securities Exchange Act of 1934, as amended) has been detected or otherwise come to the attention of the independent auditors that is required to be disclosed to the Committee under said Section 10A; and

(vii)	review with representatives of the independent auditors, management, and the risk management group, the adequacy of the Corporation’s internal controls which shall include a review of the disclosures required to be reported to the Committee by Section 302 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the

Securities and Exchange Commission;

4.	Discuss generally with management the Corporation’s earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and rating agencies; provided, however, the Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance;

5.	Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (“Act”) provisions relating to independent audits and reporting requirements, and the FDIC regulations relating thereto, review with management and the independent auditors the basis for the annual reports required by the Act and the regulations relating thereto, and otherwise perform the duties of the audit committee under such regulations;

6.	Supervise and direct any special projects or investigations the Committee considers necessary;

7.	Serve as the liaison to the Board of Directors and provide oversight with respect to community reinvestment act activities of bank subsidiaries of the Corporation;

8.	Review with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements and any material reports or inquiries received from regulators or government agencies raising significant issues as to compliance with applicable laws;

9.	Meet separately, periodically, with representatives of management, the senior officer of the risk management group and the senior auditor, and the independent auditors;

10.	Set policies for the Corporation’s hiring of employees or former employees of the independent auditors;

11.	Provide oversight as the audit committee for the Corporation’s banking subsidiaries (and, in that regard, the Committee directs, and shall be entitled to rely upon, the risk management group, management and independent auditors to identify issues, if any, of significance requiring Committee oversight);

12.	Meet with management and, in particular, appropriate representatives of the risk management group to discuss policies with respect to risk assessment, risk management and the process by which risk assessment and management is undertaken; provided, however, the Finance Committee shall provide primary review and oversight of the Corporation’s credit risk, market risk, interest rate risk, liquidity risk, and funding risk, with this Committee retaining responsibility over audit, financial reporting, compliance and legal matters, and information security and fraud risk;

13.	Review the appointment and replacement of the senior officer of the risk management group and the senior auditor, both of whom shall have a direct reporting relationship with the Committee (both officers shall report administratively to the appropriate Corporation executives);

14.	Advise the senior officer of the risk management group and the senior auditor that they are expected to provide to the Committee (i) summaries of and, as appropriate, significant audit reports to management, and management responses relating thereto, and (ii) significant inspection and examination reports;

15.	Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, and auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

16.	Review with management the Corporation’s contingency plans, other emergency recovery plans, and the Corporation’s security program for end use computing;

17.	Act as the Corporation’s Qualified Legal Compliance Committee with the authority and responsibility as set forth in Section 307 of the Sarbanes-Oxley Act of 2002 or any rule promulgated thereunder by the Securities and Exchange Commission;

18.	Prepare any report of the Committee required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement; and

19.	Conduct and review with the Board of Directors annually an evaluation of the Committee’s performance with respect to the requirements of this Charter.
      While the Committee has the functions, duties and authorities set forth in this Charter, its role is one of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management. The independent auditors are responsible for planning and carrying out a proper audit and review, including reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not employees of the Corporation and are not, and do not represent themselves to be, serving as accountants or auditors. As such, it is not the responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting procedures and each member of the Committee shall be entitled to rely, in good faith, on the integrity of those persons or organizations within and outside of the Corporation that it receives information, opinions, reports, or statements from and the accuracy of the financial and other information, opinions, reports, or statements provided to the Committee by such persons or organizations.
      Delegation to Subcommittee. The Committee may delegate to a subcommittee of its members (including alternates) any of its functions, duties and authorities, on such terms and conditions and with such limitations (if any) as the Committee deems appropriate.

APPENDIX B
KEYCORP AUDIT COMMITTEE
POLICY STATEMENT ON INDEPENDENT AUDITING FIRM’S
SERVICES AND RELATED FEES
      The Audit Committee is responsible for the annual engagement of an independent auditing firm for audit and audit-related services and for pre-approval of any tax or other services to be provided by such firm, and for approval of all fees paid to the independent auditing firm.
      Audit services encompass audits of subsidiary companies and include not only those services necessary to perform an audit or review in accordance with generally accepted auditing standards, but also those services that only the independent auditing firm can reasonably provide such as comfort letters, statutory audits, consents and assistance with and review of Securities and Exchange Commission filings, and consultation concerning financial accounting and reporting standards.
      Audit-related services include those services performed in the issuance of attestation and compliance reports; issuance of internal control reports; and due diligence related to mergers and acquisitions. The nature of audit-related services is such that they do not compromise the audit firm’s independence and it is impractical and cost inefficient to engage firms other than that of the independent auditors for such services.
      Any audit-related, tax or other services not incorporated in the scope of services preapproved at the time of the approval of the annual audit engagement, and that are proposed subsequent to that approval, require the pre-approval of the Audit Committee which may be delegated to the Committee Chair, whose action on the request shall be reported at the next meeting of the full Committee. Audit-related, tax and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals.
      Even though pre-approved, all audit-related, tax and other services performed during each calendar quarter by the Corporation’s independent audit firm, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.
      The foregoing procedures apply to retention of the independent auditing firm for the Corporation and all consolidated affiliates. All services of any nature provided by the Corporation’s independent auditing firm to entities affiliated with but unconsolidated by the Corporation, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.
      This policy statement is based on four guiding principles: KeyCorp’s independent auditing firm should not (1) audit its own work; (2) serve as a part of management; (3) act as an advocate of KeyCorp; (4) be a promoter of KeyCorp’s stock or other financial interests. Accordingly, the following is an illustrative but not necessarily exhaustive list of prohibited services.
      Examples of services that may not be provided to KeyCorp by its independent auditing firm:
      Bookkeeping or other services related to the accounting records or financial statements;
      Financial information systems design and development;

B-1

      Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
      Actuarial services;
      Internal audit outsourcing services;
      Management functions including human resources searches;
      Broker-dealer, investment advisor or investment banking services;
      Legal services;
      Expert services unrelated to the audit;
      Executive tax return preparation, including such work for expatriates; and
      Any other service that the Public Company Accountability Oversight Board determines, by regulation, is impermissible.

B-2

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☐	Mark this box with an X if you have made changes to your name or address details above.

ANNUAL MEETING PROXY CARD

C0123456789

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A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01-Edward P. Campbell	☐	☐	04-Lauralee E. Martin	☐	☐
02-H. James Dallas	☐	☐	05-Bill R. Sanford	☐	☐
03-Charles R. Hogan	☐	☐

B	Issue
The Board of Directors recommends a vote FOR Issue 2.

	For	Against	Abstain
2. Ratification of the appointment of independent auditors.	☐	☐	☐

D	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees and FOR Issue 2.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power heretofore given by the signer to vote at the said meeting or any adjournment thereof.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

/ /

■ 1 U P X H H H P P P P 0049671	+

OOEAFB

Proxy

Proxy Solicited on Behalf of the Board of Directors of

KeyCorp for the Annual Meeting on May 5, 2005

The undersigned hereby constitutes and appoints Henry L. Meyer III, Paul N. Harris, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 5, 2005, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

1.	Election of Directors: The nominees of the Board of Directors to the class whose term of office will expire in 2008 are: Edward P. Campbell, H. James
Dallas, Charles R. Hogan, Lauralee E. Martin and Bill R. Sanford.

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2005.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

SEE REVERSE SIDE

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-866-416-8386 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.

•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 5, 2005.

THANK YOU FOR VOTING